Exhibit 1.02

[Translation of Japanese original text

and

For reference purposes

only]

Agreement Concerning Share Lending

Transaction of Shares of Common Stock of

Acucela Inc.

Ryo Kubota (hereinafter referred to as the “Lender”) and MITSUBISHI UFJ MORGAN STANLEY SECURITIES CO., LTD. (hereinafter referred to as the “Borrower”) intend to consummate a transaction whereby certain of the shares of common stock (hereinafter referred to as the “Shares”) in the capital of Acucela Inc. (hereinafter referred to as the “Company”) to be sold pursuant to the secondary offering by way of over-allotment of the Shares (hereinafter referred to as the “Secondary Offering by Way of Over-Allotment”) to be conducted by the Borrower in connection with the public offering of 9,200,000 Shares (hereinafter referred to as the “Public Offering”) pursuant to the UNDERWRITING AGREEMENT (hereinafter referred to as the “UNDERWRITING AGREEMENT”) entered into as of the date hereof among the Company and the Underwriters as defined in Article 1 hereof will be lent by the Lender to the Borrower and, therefore, enter into this agreement (hereinafter referred to as this “Agreement”) on the terms as set forth below.

(Definitions)

Article 1

In this Agreement, the terms listed in each item below shall have the meaning as defined in such item.

(1) Underwriters:	means the financial instruments business operators who enter into the UNDERWRITING AGREEMENT in the Public Offering and whose names are listed on Schedule I to the UNDERWRITING AGREEMENT.

(2) Purchase Price:	means the price at which the Underwriters will purchase and underwrite for Shares to be offered pursuant to the Public Offering, which shall be — yen per share.

(3) Transaction Execution Date:	means the date on which the Shares will be lent by the Lender to the Borrower pursuant to this Agreement, which shall be February 13, 2014.

(4) Transaction Settlement Date:	means the date on which the Borrower shall return to the Lender the shares of the same issue as the Shares pursuant to this Agreement, which shall be March 13, 2014.

(5) Loan Period:	means the period from the Transaction Execution Date to the Transaction Settlement Date.

(6) Market Price:	means the closing price (if there is no closing price, the last quoted price) of the Shares on the Tokyo Stock Exchange, Inc. (hereinafter referred to as the “Exchange”) on the relevant date. If there is neither a closing price nor a last quoted price for the Shares on the relevant date, the Market Price shall be the most recent closing price (if there is no closing price, the last quoted price) of the Shares.

(Loan and Return of Shares and Payment of Loan Commission)

Article 2

1. The Lender shall, on the Transaction Execution Date, lend 1,380,000 Shares to the Borrower.

2. The Borrower shall, on or prior to the Transaction Settlement Date, return to the Lender the shares of the same issue, type and number as the Shares stipulated in the immediately preceding paragraph in accordance with Article 3, Paragraph 1 of this Agreement.

3. Notwithstanding the immediately preceding paragraph, the Lender shall grant the Borrower the right to purchase up to 1,380,000 shares of the same issue and type as the Shares for the purpose of returning the borrowed shares, and the Borrower may, by giving notice to the Lender and paying an amount equal to the Purchase Price for each share, exercise such right and purchase the shares of the same issue and type as the Shares. In such case, upon the exercise by the Borrower of such right and on the payment day for such money, the Borrower’s claim against the Lender for the delivery of the number of shares that have been paid for with such money shall be deemed to have been set off against the Lender’s claim against the Borrower for the return of the same number of shares as those so purchased; provided, however, that the Borrower shall be required to give such notice by March 7, 2014.

4. The Borrower shall, on the Transaction Settlement Date, pay to the account designated by the Lender the total amount of the loan commission calculated at a rate of [0.1]% per annum of the Purchase Price for the actual number of days included in the Loan Period on the basis of a 365-day year. Such calculation shall be based on the actual number of days elapsed and a 365-day year, inclusive of the last day but exclusive of the first day of the Loan Period, and any fraction less than one yen arising from such calculation shall be rounded up to the nearest one yen with five one-tenth yen or more to be considered a full one yen.

(Loan and Return of Shares)

Article 3

1. The loan and return of shares under this Agreement shall be made by making a transfer between accounts at Japan Securities Depository Center, Inc. (hereinafter referred to as “JASDEC”) or delivering all documents necessary to make such transfer; provided, however, that such delivery shall be made such that there will be sufficient time to ensure that the transfer of ownership of the shares to the party who is entitled to claim the delivery thereof will become effective on the Transaction Execution Date or the Transaction Settlement Date, as the case may be.

2. In the case of the immediately preceding paragraph, if the transfer of ownership of the shares fails to become effective, it shall be deemed that the shares are not loaned or returned, respectively.

(Representations and Warranties of Lender)

Article 4

1. The Lender hereby represents and warrants to the Borrower that:

(1)	The Lender is the beneficial owner of the shares to be loaned to the Borrower pursuant to Article 2, Paragraph 1 of this Agreement, and except for those rights provided for in this Agreement, such shares are not subject to any leasehold right, right to purchase, lien or any other right, nor limited by pledge or any other security right, and such shares are free and clear of any defect;

(2)	The Lender has the power and authority necessary to perform its obligations under this Agreement, and the loan of the shares by the Lender to the Borrower pursuant to this Agreement does not conflict with the provisions of any existing agreement other than this Agreement to which the Lender is party;

(3)	On the execution date hereof and the Transaction Execution Date, there is no nonpublic material fact, as set forth in Article 166 of the Financial Instruments and Exchange Act, relevant to the Shares; and

(4)	There are no facts indicating that the Lender belongs to an anti-social force such as, but not limited to, organized crime groups (bouryokudan) (hereinafter referred to as the “Anti-Social Forces”), and the Lender does not and will not have any financial relationship with any Anti-Social Forces, regardless of the form thereof. In addition, the Lender does not and will not have any close relationship with any person who belongs to Anti-Social Forces.

2. If any representation or warranty set forth in the immediately preceding paragraph is incorrect, the Lender shall indemnify the Borrower for all costs and losses incurred by the Borrower resulting from its reliance on such false representation or warranty.

3. Paragraphs 1 and 2 of this Article shall survive and remain in effect following the completion of the return by the Borrower of all of the shares of the same issue as the Shares.

(Provision of Cash Collateral or Other Security)

Article 5

The Borrower shall not be required to provide any cash collateral or other security to the Lender.

(Handling of Cash Dividends, Stock Splits, Etc.)

Article 6

1. If a record date for determining the persons to be entitled to exercise rights as a shareholder occurs in respect of some or all of the Shares (hereinafter referred to as the “Shares with Rights”) during the Loan Period, the amount of any cash dividends (being the amount calculated by multiplying the cash dividend per share by the number of the Shares with Rights; the same shall apply hereinafter) or stock splits to be granted or conducted with respect to such Shares shall be treated as belonging to the Lender.

2. If cash dividends are paid to the Borrower which shall belong to the Lender pursuant to the immediately preceding paragraph, the Borrower shall pay to the Lender an amount equivalent to such cash dividends on a date separately agreed to between the Lender and the Borrower.

3. If a stock split which shall belong to the Lender is conducted, such stock split shall be treated in a manner to be separately determined. The calculation of the loan commission, as set forth under Article 2, Paragraph 4 of this Agreement, following such stock split shall be made by dividing the amount calculated pursuant to such paragraph by the split ratio, with any fraction less than one yen being rounded up to the nearest one yen with five one-tenth yen or more to be considered a full one yen.

4. The immediately preceding paragraph shall apply mutatis mutandis to any allotment to shareholders, consolidation, merger, share exchange, share transfer or other similar transaction the effect of which shall belong to the Lender.

5. No adjustment or arrangement shall, in principle, be made in connection with the rights of shareholders except as provided for in Paragraphs 2 through 4 of this Article.

(Return before Expiration of Loan Period)

Article 7

The Borrower may return the Shares to the Lender during the Loan Period upon providing the Lender with at least four (4) business days prior notice.

(Accident at Exchange, Etc.)

Article 8

If it becomes difficult for the Borrower to return the shares of the same issue as the Shares due to occurrence of a natural disaster, a significant change in the economic environment or any other event affecting the Exchange or JASDEC that is not attributable to the Borrower, including, but not limited to, malfunction of the settlement system for the transaction of the Shares, then the Borrower may, by giving the Lender notice of such fact, extend the Transaction Settlement Date.

(Refund due to Inability to Return)

Article 9

In the event that the Borrower extends the Transaction Settlement Date pursuant to Article 8 of this Agreement, the Transaction Settlement Date shall be extended to the business day immediately following the day the Borrower becomes aware of the resolution of that situation which has made the return of the shares impossible; provided, however, that if such situation is not cured within five business days following the original Transaction Settlement Date, the Borrower may, after giving notice to the Lender, pay on the agreed date such amount as agreed to by the Lender and Borrower based on a reasonable ground, in lieu of returning the Shares.

(Delinquent Charges)

Article 10

1. In the event that the Lender fails to lend the shares under this Agreement, the Lender shall pay delinquent charges to the Borrower in the amount calculated for the actual number of days included in the period until the Lender lend such shares to the Borrower on the basis of a 365-day year, inclusive of the last day but exclusive of the first day of the period, at the rate of 14% per annum of the amount obtained by multiplying the secondary offering price in the Secondary Offering by Way of Over-Allotment by the number of the shares that should have been lent.

2. In the event that the Borrower fails to return the shares under this Agreement (except where the Borrower has extended the Transaction Settlement Date in accordance with Article 9 of this Agreement), the Borrower shall pay delinquent charges to the Lender in the amount calculated for the actual number of days included in the period until the Borrower returns such shares to the Lender on the basis of a 365-day year, inclusive of the last day but exclusive of the first day of the period, at the rate of 14% per annum of the amount obtained by multiplying the Market Price on the Transaction Settlement Date (if there is no such Market Price, the Market Price on the nearest preceding business day of the Transaction Settlement Date) by the number of the share that should have been returned.

3. In the event that the Borrower fails to pay money to the Lender under this Agreement (except where the Borrower has extended the Transaction Settlement Date in accordance with Article 9 of this Agreement), the Borrower shall pay delinquent charges to the Lender in the amount calculated for the actual number of days included in the period until the Borrower pays such money to the Lender on the basis of a 365-day year, inclusive of the last day but exclusive of the first day of the period, at the rate of 14% per annum of the delayed amount.

(Termination)

Article 11

1. In the event that the Borrower becomes subject to any of the circumstances set forth in the Subparagraphs below, this Agreement shall be terminated without requiring the Lender to manifest its intention or provide any notice or demand to the Borrower. In the event that the Lender becomes subject to any of the circumstances set forth in the Subparagraphs below, the Borrower may terminate this Agreement by giving notice to the Lender stating the date of termination.

(1)	A suspension of payments, a petition to commence bankruptcy, civil rehabilitation or corporate reorganization procedures or special liquidation;

(2)	A suspension of transactions (torihiki teishi shobun) at a promissory note clearing house or an electronic monetary claim recording institution as provided for in Article 2, Paragraph 2 of the Electronically Recorded Monetary Claims Act;

(3)	The resolution for dissolution (other than by merger or consolidation) or otherwise effectuation of such dissolution;

(4)	An order of preservative seizure, provisional seizure, a petition for an order of seizure or provisional disposition against the assets of such party;

(5)	Loss of whereabouts of such party that is imputable to such party; or

(6)	Any event, other than those as provided in the Subparagraphs above, that indicates a suspension of payments.

2. If either the Lender or the Borrower fails to perform any portion of its obligations under this Agreement, the other party shall give written notice describing such non-performance, and if such non-performance is not cured within five (5) business days after such notice has been received, such other party may terminate this Agreement.

3. If this Agreement is terminated due to any of the events set forth in each of the Subparagraphs of Paragraph 1 or in Paragraph 2 of this Article occurring with respect to the Borrower, then the Borrower shall pay to the Lender an amount equivalent to the Market Price of the Shares on the date of termination.

4. If this Agreement is terminated due to any of the events set forth in each of the Subparagraphs of Paragraph 1 or in Paragraph 2 of this Article occurring with respect to the Lender, then the Borrower shall return to the Lender shares of the same issue, type and number as the Shares within a reasonable period of time. In such event, the Borrower may, at its option, pay to the Lender in lieu of returning some or all of such shares, an amount based on the lowest of (1) the Market Price of the Shares on the date of notice set forth in Paragraphs 1 and 2 of this Article, (2) the Market Price on the immediately preceding business day of the Transaction Settlement Date or (3) the Purchase Price.

5. If this Agreement is terminated pursuant to any provision set forth in each of the Subparagraphs of Paragraph 1 or in Paragraph 2 of this Article, the Borrower shall pay to the Lender the loan commission calculated in accordance with Article 2, Paragraph 4 of this Agreement and in proportion to the period of time from the Transaction Execution Date to the date of termination.

6. If, after the execution of the UNDERWRITING AGREEMENT, the UNDERWRITING AGREEMENT is terminated in accordance with its termination clause, the Borrower may terminate this Agreement by giving notice stating the date of termination to the Lender. In such event, the Borrower shall return shares of the same issue, type and number as the Shares and pay the loan commission calculated in accordance with Article 2, Paragraph 4 of this Agreement to the Lender.

(Term)

Article 12

The effective term of this Agreement shall be from the date of this Agreement to the Transaction Settlement Date; provided, however, that this Agreement shall survive even after the Transaction Settlement Date to the extent the rights or obligations under this Agreement survive.

(Prohibition of Assignment of Rights, Etc.)

Article 13

The Lender and the Borrower may not assign, pledge or transfer any of their rights under this Agreement without the prior written consent of the other party.

(Notices)

Article 14

All notices to be provided under this Agreement shall be given in writing by either mail, facsimile transmission or other method of communication and directed to the contact details set forth below, and such notice shall be deemed to have been made when it reaches the other party.

(Lender)	Ryo Kubota 1301 Second Avenue, Suite 1900 Seattle, Washington 98101 e-mail: rkubota@acucela.com

(Borrower)

Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.

29-20, Mejirodai 3-chome

Bunkyo-ku, Tokyo, 112-8688

Attention: Tsunenori Hanakura, Head of Equity Syndication Office, Equity Capital Market Division

Telephone: +81-3-6742-7670

Facsimile: +81-3-6742-7688

(Change in Matters related to Notices)

Article 15

1. If there is any change in the seal, name, representative, address, facsimile number or any other matter related to notices, the Lender or the Borrower, as applicable, shall immediately notify the other party of such change.

2. If either of the Lender or the Borrower fails to give notice as required pursuant to the immediately preceding paragraph, or if a notice given or document sent by the other party is delayed or not delivered due to any reason attributable to the receiving party, then such notice or document shall be deemed to have been delivered at the time it would otherwise have been delivered.

(Burden of Expenses)

Article 16

The Borrower shall be liable for all stamp taxes arising with respect to this Agreement, and each of the Lender and the Borrower shall be liable for their respective expenses incurred in relation to the execution and performance of this Agreement.

(Exemption from Liability)

Article 17

The Lender and the Borrower shall be exempted from any liability for any of the losses as set forth below:

(1)	Any loss arising from the delay or inability to execute the transaction, pay, receive or deposit money, or implement other procedures due to a cause that is considered to be beyond the control of the parties, such as a natural disaster or political turmoil.

(2)	Any loss arising from the mis-delivery or delay in the delivery of telegraphic communication or mail or other similar cause that is not attributable to the Lender or the Borrower.

(3)	Any loss arising from the forgery, alteration, misuse or other similar incident with respect to this Agreement or notices issued with respect to this Agreement, notwithstanding the parties taking reasonable care to confirm that the seal affixed by the other party to this Agreement or such notices is the same as that seal presented in advance.

(Amendments)

Article 18

The provisions of this Agreement may be amended only if the Lender and the Borrower separately agree to do so in writing.

(Governing Law)

Article 19

This Agreement shall be governed by and construed in accordance with the laws of Japan.

(Jurisdiction)

Article 20

The Lender and the Borrower agree that in the event that any dispute arises in connection with this Agreement, the Tokyo District Court shall have jurisdiction as the court of first instance.

(Consultation)

Article 21

Any matters not provided for in this Agreement shall, whenever necessary, be determined through consultation between the Lender and the Borrower.

IN WITNESS WHEREOF, the Lender and the Borrower execute two (2) originals of this Agreement and affix their names and seals or signatures hereon, with each party retaining one (1) original hereof.

February 3, 2014

Lender:	Ryo Kubota 1301 Second Avenue, Suite 1900, Seattle Washington 98101

Borrower:	Toshiro Toyoizumi President Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. 5-2, Marunouchi 2-chome Chiyoda-ku, Tokyo